UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
☐ Definitive Information Statement

CONSOLIDATED OIL & GAS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filling Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies: Common stock, par value $0.001.

2.	Aggregate number of securities to which transaction applies: 32,944,858 shares of common stock.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction is for the sole purpose of amending the registrant’s articles of incorporation to increase the registrant's authorized capital, and no filing fee is required to be paid.

4.	Proposed maximum aggregate value of transaction: No value.

5.	Total fee paid: None.

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

PRELIMINARY COPY

INFORMATION STATEMENT

CONSOLIDATED OIL & GAS, INC.
316 Main Street, Suite L
Humble, TX 77338
(281) 446-7122

This Information Statement is furnished to stockholders in connection with the proposed taking of certain action by the written authorization or consent of persons holding a majority of the outstanding shares of common stock of Consolidated Oil & Gas, Inc., a Nevada corporation (“our company”). Management shareholders holding more than 50 percent of our outstanding shares have already given their written approval of the transaction. It is not necessary for the company to call a special meeting of stockholders to consider the proposed reorganization. Your approval or consent is not required and is not being sought.

Regulations of the U.S. Securities and Exchange Commission (the “Commission”) require that we transmit an Information Statement containing certain specified information to every holder of our common stock that is entitled to vote or give an authorization or consent with regard to any matter to be acted upon and from whom proxy authorization or written consent is not solicited. This Information Statement must be mailed at least 20 calendar days prior to the earliest date on which the corporate action may be taken. This Information Statement is being mailed on or about September __, 2007 to our stockholders of record of September __, 2007.

We Are Not Asking You for a Proxy, and You Are Requested Not To Send Us a Proxy.

Summary Term Sheet

We propose to amend our Articles of Incorporation to increase our authorized capital from 100 million shares of Common Stock to 500 million shares of Common Stock. See “Increase of Capital Stock Authorization Information” below for a more detailed discussion of the terms of the amendment.

Voting Securities and Principal Holders Thereof

On September 10, 2007 there were 32,944,858 shares of our common stock outstanding. This Information Statement is being sent to the record holders of our common stock on September __, 2007. Members of our management that hold 20,000,000 shares of our common stock, which is 60.7 percent of the outstanding shares, have given their written consent to the amendment.

The table below sets forth, as of September 10, 2007 the number of shares of common stock of Consolidated Oil & Gas beneficially owned by each officer and director of Consolidated Oil & Gas individually and as a group, and by each owner of more than five percent of the common stock.

Person	Office	Amount and Nature of Beneficial Owner	Percent of Shares

James Carl Yeatman, 59 316 Main Street, Suite L Humble, TX 77338	CEO, President, Director	20,000,000	60.7

Douglas A. Newman, 59 316 Main Street, Suite L Humble, TX 77338	CFO, Director	0	0

Leslie P. LeGrand, 62 316 Main Street, Suite L Humble, TX 77338	Secretary, Director	0	0

Carl Glenn, 53 316 Main Street, Suite L Humble, TX 77338	Vice President, Director	0	0

Officers and directors as a group (4 persons)		20,000.000	60.7

Changes in Control

On August 24, 2007 the Registrant entered into an agreement with CTI Petroleum, Inc. regarding the loan to the Registrant of $150,000. The loan is represented by a Note that matures on October 24, 2007. The Note bears interest at 7% a year and is secured by all the property of the Registrant.

In a related transaction, the Registrant granted CTI Petroleum an option to purchase shares of the Registrant’s Common Stock in an aggregate amount that would equal 90% of all the outstanding shares computed after the issuance of the shares so purchased. The purchase price a share shall be equal to the quotient of (a) $2,222,222 divided by (b) the product of (i) the number of common shares of Registrant outstanding before the purchase, multiplied by (ii) 11.111.

CTI Petroleum’s option to purchase these shares expires October 23, 2007 and, if exercised, shall result in a change in control of Consolidated Oil & Gas.

Complete information regarding the transaction between the Registrant and CTI Petroleum is set forth in the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 30, 2007, Commission File No. 000-51667 and is incorporated herein by reference thereto.

Increase of Capital Stock Authorization Information

Our authorized capital at present is 100 million shares of Common Stock, par value $0.001.

All the Common Stock is voting stock. It has no cumulative voting or preemption rights. Holders of shares of Common Stock are entitled to receive dividends when and if dividends are authorized by the directors.

Terms of the transaction.

We propose to amend our articles of incorporation to increase from 100 million to 500 million the number of shares of Common Stock authorized to be issued.

Reasons for engaging in the transaction.

We have already issued 32,944,858 shares of the 100,000,000 presently authorized shares of our common stock. We will require more authorized capital if we are to be able to provide at least nine times as many shares to CTI Petroleum should it exercise its option described above.

We have no current plans, intentions, or arrangements to engage in an acquisition.

Should the proposed amendment be effected, and should the directors subsequently approve the issuance of additional shares of Common Stock, the effect on existing shareholders would be dilutive in the sense that they would own a smaller percentage of the outstanding shares of our stock. However, such an issuance would not necessarily be dilutive in an economic sense, as the bargain struck by the directors when issuing the additional stock could be to the economic advantage of the existing shareholders - and it could even be presumed that the directors would not authorize such an issuance unless they believe that it would be to the economic advantage to existing shareholders.

Vote required for approval of the transaction. A majority of the outstanding shares must approve the amendment to the articles of incorporation if it is to be approved without a shareholders’ meeting. The written approval of the amendment has been obtained from a member of our management that is the record holder of a majority of the outstanding shares of our common stock, which is our only capital stock that has shares outstanding.

Financial and Other Information

Killman, Murrell & Company, P.C.
Certified Public Accountants

1931 E. 37th Street, Suite 7	3300 N. A Street, Bldg. 4, Suite 200	2626 Royal Circle
Odessa, Texas 79762	Midland, Texas 79705	Kingwood, Texas 77339
(432) 363-0067	(432) 686-9381	(281) 359-7224
Fax (432) 363-0376	Fax (432) 684-6722	Fax (281) 359-7112

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Consolidated Oil and Gas, Inc.
Humble, Texas

We have audited the accompanying balance sheets of Consolidated Oil and Gas, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Oil and Gas, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Consolidated Oil and Gas, Inc. will continue as a going concern. As discussed in Note 6 to the financial statements, Consolidated Oil and Gas, Inc. has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continues as a going concern. Management’s plans in regard to these matters are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Killman, Murrell & Company, P.C.

KILLMAN, MURRELL & COMPANY, P.C.
May 18, 2007
Odessa, Texas

CONSOLIDATED OIL & GAS, INC.
BALANCE SHEETS

	December 31,
	2005	2006
ASSETS
CURRENT ASSETS	$159,328	$16,946
Cash
Accounts receivable -
Oil and gas	14,952	10,639
Joint interest billings	9,382	-
Other	5,000	3,000

Inventory, at cost	28,346	18,383

Total Current Assets	217,008	48,968

PROPERTY AND EQUIPMENT
Oil and gas properties	225,711	98,132
Equipment	915,466	1,379,964
Furniture and fixtures	22,160	23,060
	1,163,337	1,501,156
Less accumulated depreciation	(449,497)	(592,818)
Net Property and Equipment	713,840	908,338

Total Assets	$930,848	$957,306

CONSOLIDATED OIL & GAS, INC.
BALANCE SHEETS
(CONTINUED)

December 31,
2005	2006
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$169,023	$672,404
Accrued expenses	35,005	31,328
Joint interest billings	-	6,660
Billings in excess of costs and estimated earnings
on uncompleted wells	168,415	99,613
Deferred revenue	175,000	25,000
Current portion of long-term debt	116,231	13,842

Total Current Liabilities	663,674	848,847

LONG-TERM LIABILITIES
Shareholder payable	6,000	6,000
Long -term debt, net of current maturities	9,160	391,662
Commitments and contingencies	-	-

Total Liabilities	678,834	1,246,509

STOCKHOLDERS' EQUITY
Common Stock, $.001 par value, 100,000,000 shares authorized, 30,215,638 and 32,592,957 shares issued and outstanding at December 31, 2005 and 2006, respectively	30,216	32,591
Additional paid-in capital	1,003,481	1,409,203
Retained (deficit)	(781,683)	(1,730,997)

Total Stockholders' Equity	252,014	(289,203)

Total Liabilities and Stockholders' Equity	$930,848	$957,306

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2006

	2005	2006
Revenues
Gas and oil sales	$33,890	$21,467
Contract drilling revenue	1,665,994	1,712,736
Other income	2,009	-
Total Revenues	1,701,893	1,734,203

Costs and Expenses
Lease operating expenses	32,211	10,066
Cost of developing leases	1,406,778	1,742,300
General and administrative	374,046	427,338
Exploration and dry hole costs	-	358,800
Interest expense	15,861	145,013

Total Costs and Expenses	1,828,896	2,683,517

Loss Before Income Taxes	(127,003)	(949,314)

Provision for Income Taxes	-	-

Net (Loss)	$(127,003)	$(949,314)

Basic and Diluted Loss Per Share	$(0.01)	$(0.02)

Weighted Average Common Shares Outstanding	29,898,000	30,583,000

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2006

	Common Stock		Additional
	Number of		Paid-In	Retained
	Shares	Amount	Capital	(Deficit)	Total

Balance, December 31, 2004	49,506,000	$49,506	$789,891	$(654,680)	$184,717

Stockholder cash contributions	-	-	5,000	-	5,000

Sale of common stock	355,138	355	92,345	-	92,700

Common stock issued for services	184,500	185	37,915	-	38,100

Note payavle converted to common stock	20,000	20	14,980	-	15,000

Common stock issued for oil and gas lease	150,000	150	29,850	-	30,000

Stock options issued	-	-	13,500	-	13,500

Return of shares by controlling shareholder	(20,000,000)	(20,000)	20,000	-	-

Net loss	-	-	-	(127,003)	(127,003)

Balance, December 31, 2005	30,215,638	30,216	1,003,481	(781,683)	252,014

Stockholder cash contributions	-	-	63,000	-	63,000

Sale of common stock	1,576,047	1,576	241,299	-	242,875

Common stock issued for services	166,500	167	31,283	-	31,450

Common stock issued to replace interest in well	624,000	624	61,776	-	62,400

Common stock issued for oil and gas lease	3,572	4	3,568	-	3,572

Common stock issued for equipment purchase	7,200	5	4,795	-	4,800

Net loss	-	-	-	(949,314)	(949,314)

Balance, December 31, 2006	32,592,957	$32,592	$1,409,202	$(1,730,997)	$(289,203)

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2006

Cash Flows From Operating Activities
Net (Loss)	$(127,003)	$(949,314)

Adjustments to reconcile net income loss
to net cash provided by operating activities:
Depreciation	84,682	143,321
Common stock issued for services	38,100	31,450
Common stock issued for oil and gas lease
included in cost of developing leases	30,000	3,572
Common stock issued to replace well investment
included in cost of sales		62,400
Stock option for services	13,500	-
Changes in operating assets and liabilities:
Accounts receivable	(22,305)	15,695
Net change in billings related to costs and
estimated earnings on uncompleted wells	3,923	(68,802)
Inventory	(28,346)	9,963
Other assets	500	-
Accounts payable	89,256	503,381
Accrued liabilities	9,040	2,983
Deferred revenues	130,250	(150,000)

Net Cash Flows Provided by Operating Activities	221,597	(395,351)

Cash Flows From Investing Activities
Purchase of oil and gas production
equipment and leases	(74,183)	(332,119)
Purchase of equipment, furniture and fixtures	(235,873)	(900)

Net Cash Used by Investing Activities	(310,056)	(333,019)

Cash Flows From Financing Activities
Notes payable	100,000	258,999
Payments on notes payable	(17,678)	21,114
Payments on shareholder liability	(24,585)	-
Cash contributions from shareholders	5,000	63,000
Proceeds from sale of common stock	92,700	242,875

Net Cash Provided by Financing Activities	155,437	585,988

Change in Cash Balance	66,978	(142,382)

Cash at Beginning of Period	92,350	159,328

Cash at End of Period	$159,328	$16,946

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF CASH FLOWS
(CONTINUED)

	Years Ended December 31,
	2005	2006
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$9,245	$132,458
Income taxes	$-	$-

Non Cash Investing and Financing Activities
Common stock issued for services	$38,100	$19,250

Common stock issued for oil and gas lease	$30,000	$3,572

Common stock issued to replace well investment	$-	$62,400

Stock option for common stock	$13,500	$-

Common Stock issued for equipment	$28,069	$4,800

Note payable payment made with common stock	$15,000	$-

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies

Organization

Consolidated Oil & Gas, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 17, 1999 to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. On November 22, 1999, Sabinal Resources, Inc. (“Sabinal”) was incorporated under the laws of the State of Texas and became a wholly owned inactive subsidiary of the Company on May 1, 2003. Sabinal is the nominal owner of a seven mile pipeline but all operations of the pipeline were carried out by the Company.

The Company’s principal activity is exploration for oil and gas in the State of Texas. The company obtains undeveloped drilling rights or purchases wells that either previously were plugged and abandoned, shut-in or whose production has declined to or below a break-even point. Once the leases are secured, the Company sells up to one hundred per cent (100%) of the working interest in the wells to individual investors or other oil and gas enterprises. The Company owns a pipeline that will begin to deliver gas to purchasers in early 2007.

The Company has a total of 100,000,000 ($.001 par value) common shares authorized with 30,215,638 and 32,592,957 common shares issued and outstanding as of December 31, 2005 and 2006 respectively.

Basis of Presentation

The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company’s accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less on the date of purchase, to be cash equivalents.

Equipment, Furniture and Fixtures

Equipment, furniture and fixtures are state at cost. Maintenance and repairs are charged to expense as incurred. Expenditures, which extend the physical or economic life of the assets, are capitalized and depreciated. Depreciation is provided using the straight-line method over the estimated useful live of five to ten years. The depreciation expense for the years ended December 31, 2004 and 2005 were $71,503 and $84,682 respectively.

Federal Income Tax

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

Inventory at December 31, 2005 included production pipe and a pump and at December 31, 2006 a pump valued at historical cost, using the specific identification method of valuation.

Oil and Gas Properties

Oil and gas investments are accounted for by the successful efforts method of accounting. Accordingly, the costs incurred to acquire property (proved and unproved), all development costs, and successful exploratory costs are capitalized, whereas the costs of unsuccessful exploratory wells are expensed. In cases where the Company provides contract drilling services related to oil and gas properties in which it has an ownership interest, costs incurred are capitalized as stated above except to the extent such costs represent the Company’s share of the gross profit it earns for its contract drilling services.

Depletion of capitalized oil and gas well costs is provided using the units of production method based on estimated proved developed oil and gas reserves of the respective oil and gas properties.

The estimated costs of dismantlement and abandonment of depleted wells, net of estimated salvage values, is considered to be immaterial in amount and therefore, no accrual for such costs are included in these financial statements.

Oil and gas reserve information and other required disclosures related to oil and gas operations has been omitted, due to the limited revenues derived from such activity.

Revenue Recognition

The amounts collected from investors for projects is treated first as a recovery of the lease cost of unproved property and has no impact on the statements of operations.

The remaining amount collected from investors represents compensation for drilling commitments; therefore, the drilling commitment revenue is recognized using the percentage-of-completion method, measured by the percentage of total direct drilling costs incurred to date to estimated total direct drilling costs for each well. This method is used because management considers expended direct costs to be the best available measure of progress on the commitment.

Costs include all direct material, labor and sub-contract costs and those indirect costs related to performance, such as indirect labor, supplies, tools, depreciation and repair costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted wells are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition of Sale of Leases (Continued)

Excess costs and billings are as follows:

	Years Ended December 31,
	2005	2006

Costs Incurred on uncompleted wells	$305,317	$1,899,492

Estimated loss	(31,282)	(21,480)
	274,035	1,878,012
Less Billings to date	442,450	1,977,625

	$(168,415)	$(99,613)

The above amounts are included in the accompanying balance sheets as follows:

	December 31,
	2005		2006

Costs and estimated earnings in excess of billings on uncompleted wells	$	−	$	−
Billings in excess of costs and estimated earnings on uncompleted wells		(168,415)		(99,613)

		$(168,415)		$(99,613)

Deferred Revenues

The Company sells the leases and collects the funds prior to the start of the drilling. The collected funds are recorded as deferred revenues until such time as the drilling begins.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have comprehensive income items requiring disclosure of comprehensive income.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long lived assets such as oil and gas properties and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets (Continued)

is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount of the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Net Loss Per Share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock out standing for the year. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible debentures, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

The weighted average number of common shares outstanding for 2005 was reduced by the 20,000,000 shares of common stock returned to the
Company in December 30, 2005.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one of more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of t he amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Commitments

The Company leases its corporate office space on a month to month basis, for $800 per month.

Concentrations of Credit Risk and Fair Value of Financial Instruments

The Company maintains cash balances at financial institutions which at times, exceed federally insured amounts. The Company has not experienced any material losses in such accounts. Cash balances in excess of federally insured limits at December 31, 2005 and 2006 are $159,000 and $-0-, respectively.

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk and Fair Value of Financial Instruments (Continued)

The carrying amounts of cash and cash equivalents, current receivables, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying amounts of the Company’s borrowings at December 31, 2005 and 2006, approximate their fair value.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of SFAS No. 159 on its consolidated financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes,” which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157) “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, the adoption of SFAS 157 will have on its financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. The provisions of SAB No. 108 are effective in the current fiscal year for the Company. The adoption of SAB No. 108 did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. This statement does not require any new fair value measurements, but the application of this statement could change current practices in determining fair value. The Company plans to adopt this guidance effective January 1, 2008. The Company is currently assessing the impact of SFAS No. 157 on the Company’s consolidated financial position and results of operations.

In September 2006, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”. The interpretations in this SAB express the staff’s views regarding the process of quantifying financial statement misstatements. Specifically, the SEC staff believes that registrants must quantity the impact on current period financial statements of correcting all misstatements, including both those occurring in the current period and the effect of reversing those that have accumulated from prior periods. This SAB should be applied beginning with the first

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (continued)

fiscal year ending after November 15, 2006, with early adoption encouraged. Since the Company’s method for quantifying financial statement misstatements already considers those occurring in the current period and the effect of reversing those that have accumulated from prior periods, the adoption of SAB No. 108 had no effect to the financial position or results of operations of the Company.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments.” This statement provides an election, on an instrument by instrument basis, to measure at fair value an entire hybrid financial instrument that contains an embedded derivative requiring bifurcation, rather than measuring only the embedded derivative on a fair value basis. This statement also eliminates an exception from the requirement to bifurcate an embedded derivative feature from beneficial interests in securitized financial assets. The Company has used this exception for investments the Company has made in securitized financial assets in the normal course of operations, and thus has not previously had to consider whether such investments contain an embedded derivative. The new requirement to identify embedded derivatives in beneficial interests will be applied on a prospective basis only to beneficial interests acquired, issued, or subject to certain remeasurement conditions after the adoption of the guidance. The Company expects to adopt this guidance effective January 1, 2007. The Company’s adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP provides impairment models for determining whether to record impairment losses associated with investments in certain equity and debt securities, primarily by referencing existing accounting guidance. It also requires income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. The Company adopted this guidance effective January 1, 2006, and it did not have a material effect on the Company’s consolidated financial position or results of operations.

In June 2005, the FASB issued Statement No. 133 Implementation Issue No. B39, “Embedded Derivatives: Application of Paragraph 13(b) to Call Options That are Exercisable Only by the Debtor.” Implementation Issue No. B39 indicates that debt instruments where the right to accelerate the settlement of debt can be exercised only by the debtor do not meet the criteria of Paragraph 13(b) of Statement No. 133, and therefore should not individually lead to such options being considered embedded derivatives. Such options must still be evaluated under paragraph 13(a) of Statement No. 133. This implementation guidance is effective for the first fiscal quarter beginning after December 15, 2005. The Company’s adoption of this guidance effective January 1, 2006 did not have a material effect on the Company’s consolidated financial position or results of operations as the guidance is consistent with the Company’s existing accounting policy.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS No. 154”), which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, which requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented, unless it is impractical to do so. SFAS No. 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 1: Company Organization and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (continued)

accounted for as a change in estimate effected by a change in accounting principle, and also provides that correction of errors in previously issued financial statements should be termed a “restatement”. SFAS No. 154 is effective for fiscal years beginning after December 14, 2005. We do not believe the adoption of SFAS No. 154 will have a material impact on our financial statement.

NOTE 2: RELATED PARTY TRANSACTIONS

The following summarizes the shareholders payable as of December 31, 2005 and 2006:

	2005	2006
Balance beginning of year	$30,585	$6,000
Advances	-	-
Payments	(24,585)	-
Balance end of year	$6,000	$6,000

The balance is unsecured debt of the Company.

NOTE 3: NOTES PAYABLE AND LONG-TERM DEBT

Note payables are comprised of the following:

	December 31,
	2005	2006

Note payable to an individual with a stated interest amount of $12,000, interest and principal due February 8, 2006, secured by equipment	$100,000	$-

12 % Note payable to an individual, due July 1, 2008	-	365,000

9.25% Note payable to a bank, due September 29, 2008 secured by a truck, payable $1,000 quarterly plus interest	12,568	6,568

7.9% Note payable to an equipment manufacturer, payable in monthly installment of $378 including interest through January 26,2005	12,823	9,087

9.2% Note payable to an equipment manufacturer, payable in monthly installments of $257 including interest through April 6, 2008	-	5,986

8.0% Note payable to an equipment manufacturer, payable in monthly installments of $379 including interest through December 31, 2011	-	18,864

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 3: NOTES PAYABLE AND LONG-TERM DEBT (Continued)

	December 31,
	2005	2006

Total	$125,391	$405,505
Less current portion	(116,231)	(13,842)
Long-term debt	$9,160	$391,663

The following summarizes future note payments:

Years Ending	Amount
2007	$13,842
2008	378,542
2009	4,729
2010	4,029
2011	4,363
$405,505

NOTE 4: INCOME TAXES

The income tax benefit differs from the amount computed at the federal statutory rate of 34% as follows:

	Year Ended December 31,
	2005		2006

Expected Tax Benefit of Loss From Operations		$43,181		$322,767
Non-Deductible Expenses		-
Change in Valuation Allowance		(43,181)		$(322,767)
	$	−	$	−

Temporary differences, which give rise to deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2005		2006
Deferred Tax Liability:
Depreciation		$(29,743)		$(44,159)
Deferred Tax Assets:
Net Operating Loss		150,733		487,916
Expenses		323		323
Valuation Allowance		(121,313)		(444,080)
Net Deferred Tax Assets (Liabilities)	$	−	$	−

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 4: INCOME TAXES (Continued)

The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 2005 and 2006 totaled $43,181 and $322.767, respectively. The net operating loss carryforward begins to expire in year 2023. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

NOTE 5: COMMON STOCK

On June 15, 2004, the Company and its shareholders approved a 2 for 1 forward split of the Company’s common stock. This split has been reflected in the accompanying financial statements as if it occurred on December 31, 2003.

The following summarizes common stock activity for the year ended December 31, 2005:

▪	355,138 shares of common stock were sold by the Company for $92,700 cash (sales prices ranged from $0.15 to $0.66 per shares)
▪	184,500 shares of common stock were issued for services rendered valued at $38,100
▪	20,000 shares of common stock were issued to an individual as payment for the remaining $15,000 due on a note payable
▪	150,000 shares of common stock were issued to oil and gas lease owners for the Rod Lease and were valued at $30,000
▪
an individual agreed to purchase 150,000 shares of the Company’s common stock for $45,000 and was given a one year option, that the vested immediately, to purchase an additional 150,000 shares of the Company’s common stock at seventy percent (70%) of the fair market price of the shares on the date of exercise. The value of the option was determined to be $13,500 and was recognized as an expense in the accompanying financial statements for the year ended December 31, 2005

▪	20,000 shares of common stock owned by an existing shareholders was given to an individual for services rendered and was valued at $5,000

The Company’s common stock issued for services was valued at the most recent sales price of the common stock, as this was the more reliable measure of the fair value of the services.

At December 31, 2005, the Company has outstanding fully vested options to purchase 150,000 shares of its common stock for a price of seventy percent (70%) of the fair market value on the date of exercise. This option will expire on September 15, 2006.

On December 30, 2005, the controlling shareholder of the Company returned to the Company 20,000,000 shares of its common stock.

(continued)

CONSOLIDATED OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2006

NOTE 5: COMMON STOCK (Continued)

The following summarizes common stock activity for the year ended December 31, 2006:

▪	1,576,047 shares of common stock were sold by the Company for $242,875 cash (sales prices ranged from $0.10 to $0.67 per shares)
▪
166,500 shares of common stock were issued for services rendered valued at $31,450. The value of services received was based upon invoices received from the recipient regarding how many shares would be a fair exchange for the value of the services described in the invoices. Each recipient had his own view of the fair value of the Company’s common, which traded in a thin market.

▪	624,000 shares of common stock were issued for payback to investors for a dry well valued at $62,400.
▪	7,200 shares of common stock were issued for equipment purchased valued at $4,800
▪	3,572 shares of common stock were issued for an oil and gas leased valued at $3,572 and expensed to the cost of developing that lease

The common shares issued in both years are restricted under Section 144.

NOTE 6: GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs and has recognized cumulative losses of $1,730,997 from inception of the Company and these factors raise substantial doubt about its ability to continue as a going concern. The Company will continue with its effort to raise funds from individual investors.

(continued)

CONSOLIDATED OIL & GAS, INC.
BALANCE SHEET
DECEMBER 31, 2006 AND JUNE 30, 2007

	December 31,	June 30,
	2006	2007
	(Audited)	(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$16,946	$3,451
Accounts receivable -
Joint interest billings	-	39,221
Oil and gas	10,639	2,663
Other	3,000	2,000

Prepaid insurance	-	4,595
Inventory, at cost	18,383	18,383

Total Current Assets	48,968	70,313

PROPERTY AND EQUIPMENT
Oil and gas properties	98,132	98,132
Equipment	1,379,964	1,345,232
Furniture and fixtures	23,060	23,060
	1,501,156	1,466,424
Less accumulated depreciation	(592,818)	(654,819)
Net Property and Equipment	908,338	811,605
Total Assets	$957,306	$881,918

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED OIL & GAS, INC.
BALANCE SHEET
DECEMBER 31, 2006 AND JUNE 30, 2007
(CONTINUED)

	December 31,	June 30,
	2006	2007
	(Audited)	(Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$672,404	$749,869
Accrued expenses	31,328	70,926
Joint interest billings	6,660	-
Billings in excess of costs and estimated earnings
on uncompleted wells	99,613	48,090
Deferred revenue	25,000	135,000
Current portion of long-term debt	13,842	72,409

Total Current Liabilities	848,847	1,076,294

LONG-TERM LIABILITIES
Shareholder payable	6,000	6,000
Long-term debt, net of current maturities	391,662	385,861
Commitments and contingencies	-	-

Total Liabilities	1,246,509	1,468,155

STOCKHOLDERS' DEFICIT
Common Stock, $.001 par value, 100,000,000 shares
authorized, 32,590,858 and 32,829,858 shares issued
and outstanding at December 31, 2006 and
June 30, 2007, respectively	32,591	32,830
Additional paid-in capital	1,409,203	1,443,214
Retained (deficit)	(1,730,997)	(2,062,281)

Total Stockholders' Deficit	(289,203)	(586,237)

Total Liabilities and Stockholders' Deficit	$957,306	$881,918

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2007
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenues
Gas and oil sales	$3,934	$4,167	$13,635	$7,580
Contract drilling revenue	652,172	264,480	1,234,065	335,296
Gain on equipment sales	-	28,000	-	57,900
Total Revenues	656,106	296,647	1,247,700	400,776

Costs and Expenses
Lease operating expenses	1,670	1,365	5,027	6,039
Cost of developing leases	495,060	393,931	1,099,322	549,158
General and administrative	90,993	86,945	261,744	150,431
Interest expense	100,516	13,158	119,736	26,432

Total Costs and Expenses	688,239	495,399	1,485,829	732,060

Loss Before Income Taxes	(32,133)	(198,752)	(238,129)	(331,284)

Provision for Income Taxes	-	-	-	-

Net (Loss)	$(32,133)	$(198,752)	$(238,129)	$(331,284)

Basic and Diluted Loss Per Share	nil	$(0.01)	$(0.01)	$(0.01)

Weighted Average Common Shares Outstanding	30,728,000	32,797,000	30,409,000	32,722,000

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	June 30,
	2006	2007
Cash Flows From Operating Activities
Net Income (Loss)	$(238,129)	$(331,284)

Adjustments to reconcile net income loss
to net cash provided by operating activities:
Depreciation	71,322	70,000
Common stock issued for services	18,800	11,550
Gain on sale of equipment	-	(57,900)
Changes in operating assets and liabilities:
Accounts receivable	2,467	8,976
Net change in billings related to costs and
estimated earnings on uncompleted wells	162,560	(51,523)
Inventory	10,846	-
Prepaid insurance	-	(4,595)
Accounts payable	595,473	77,465
Accrued liabilities	(4,288)	39,598
Joint interest billings	-	(45,881)
Deferred revenues	(150,000)	110,000

Net Cash Flows Provided (Used) by Operating Activities	469,051	(173,594)

Cash Flows From Investing Activities
Purchase of oil and gas production
equipment and leases	(846,591)	(5,267)
Purchase of equipment, furniture and fixtures	(900)	-
Proceeds from sale of equipment	-	89,900

Net Cash Used by Investing Activities	(847,491)	84,633

Cash Flows From Financing Activities
Notes payable advances	273,059	57,000
Payments on notes payable	(106,182)	(4,234)
Proceeds from sale of common stock	145,625	7,400
Cash contributions from shareholders	-	15,300

Net Cash Provided by Financing Activities	312,502	75,466

Change in Cash Balance	(65,938)	(13,495)

Cash at Beginning of Period	159,328	16,946

Cash at End of Period	$93,390	$3,451

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED OIL & GAS, INC.
STATEMENTS OF CASH FLOWS
(CONTINUED)
(UNAUDITED)

	Six Months Ended
	June 30,
	2006	2007
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$109,239	$3,065
Income taxes	$-	$-

Non Cash Investing and Financing Activities
Common stock issued for services	$14,000	$11,550

Common stock issued for oil and gas lease	$3,572	$-

Common stock issued for equipment	$4,800	$-

Consolidated Oil & Gas, Inc.
SELECTED INFORMATION FOR FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)

NOTE 1: BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information from the Company’s financial statements for the year ended December 31, 2006 included on the Company’s Report on Form 10-KSB. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

NOTE 2: GOING CONCERN CONSIDERATIONS

The Company neither has sufficient cash on hand nor is it generating sufficient revenues to cover its operating overhead. These facts raise doubts as to the Company’s ability to continue as a going concern. The Company has been operating over the past year based on loans, stock sales and increases in its accounts payable. There is no guarantee that such sources of financing will continue to be available for operations to the company. In order to be able to complete the wells it is in the process of drilling and completing and to produce those wells, the Company will be required to obtain significant funding. Management’s plans include attempting to find long-term financing for its equipment and finding partners for its drilling prospects. Management intends to make every effort to identify and develop sources of funds. There is no assurance that Management’s plans will be successful.

Consolidated Oil & Gas, Inc.
SELECTED INFORMATION FOR FINANCIAL STATEMENTS

June 30, 2007
(Unaudited)

NOTE 3: STOCK TRANSACTIONS

During the six months ended June 30, 2007, the Company sold the following common shares for cash and services to seven persons at $0.07 to $0.10 a share in an offering exempt from registration in accordance with the provisions of Regulation D, Rule 506. All purchasers were accredited investors well known to management and were provided with our most recent Forms 10-KSB and 10-QSB.

Number of Shares	Value	Description

74,000	$ 7,400	Issued for cash
165,000	11,550	Issued for services
239,000	$18,950

NOTE 4: NOTE PAYABLE ADDITIONS

During the six months ended June 30, 2007, the Company incurred additional short-term debt in the form of notes payable as follows:

Note to an unrelated individual with interest at 10% per annum, plus 15,000 shares of restricted stock of the company, due on July 7, 2007	$15,000
Non-interest bearing note to an unrelated individual, due on August 1, 2007	12,000
Note to an unrelated corporation with interest at 10% per annum, plus 50,000 shares of restricted stock of the company, due on August 27, 2007	30,000
$57,000

Management’s Discussion and Analysis

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

The following table sets forth, as a percentage of sales, an analysis of several line-items of our Statement of Operations.

	For the Years Ended December 31
	2005	2006

Revenues	100	100
Cost of Revenues	84	101
Gross Margin	16	(1)
General, Selling and Administrative Expenses	22	22
Exploration and Dry Hole Costs	—	19
Interest	1	7
Net Income (Loss)	(7)	(49)

Results of Operations

Sales

Revenues of $1,1917,894 in fiscal year (FY) 2006 were slightly higher than revenues of $1,701,893 in FY 2005.

The sources of revenue for 2005 and 2006 are as follows:
	2005	2005	Increase or (Decrease)

Gas and oil sales	$33,890	$21,467	$(12,423)
Contract drilling revenue	1,665,994	1,896,427	230,433
Other income	2,009	—	(2,009)

Total Revenue	$1,701,893	$1,917,894	$216,001

Gas and oil sales are primarily from one well in which we have a 70% working interest. Sales from this well were les by $12,423 in 2006 as compared to 2005. The decreases are because of lower gas prices in 2006 as compared to 2005 and also due to a slight decline in production from the well. Oil and gas sales are only from our share of the working interest ownership in a property. We only record the income and expenses from the working interest portion of the wells we own. Example: If we sell off 60% of the working interest in a well, we only record 40% of the revenue after royalties as oil and gas sales on our books. The royalty portion of the income and the other 60% of the working interest portion is recorded as a liability on our balance sheet. Likewise we only record 40% of the expense as lease operating expense with the balance being recorded as a receivable on our balance sheet. These items are netted for reporting purposes.

Contract drilling revenue is the revenue derived from the sale of working interests in the properties which we develop. The company typically buys the mineral rights to a property and then sells off portions of that property in working interest to other buyers. The working interest revenue is used to develop the property. If the cost of developing a property is less than what a working interest owner paid for his working interest, we make a profit on this facet of our business. At the time of a sale of a working interest in a property, it is unknown whether a profit or a loss will result from the drilling activity. We always add a contingency amount to our calculations of what the costs will be and an additional amount for our promotion of the project. This is standard practice in the industry.

Contract drilling revenue increased $ 230,433 in 2006 over the sales in 2005. In 2006 the company was drilling new wells while in 2005, we were doing workovers of old existing wells which is usually not as costly. We drilled three wells in the first half of 2006 and spent the rest of the year attempting to complete them to produce commercial quantities of oil. We were attempting to get commercial production from these wells before raising additional money to drill more wells.

Other income in 2005 was a gain from the sale of a truck and from the sale of some scrap metal on the properties.

Cost of Sales and Gross Margin

The cost of sales of $1,936,057 in FY 2006 was 1.3 times the cost of sales of $1,438,989 in FY 2005. The cost increase is primarily due costs associated with attempting to complete the wells drilled after some engineering problems. Gross margin (loss) of ($18,163) in FY 2006 - (1%) of sales - compares with gross margin of $262,909 in FY 2005 - 16% percent of sales. The decrease in gross margin in FY 2006 over FY 2005 was because extra costs associated with attempting to complete the wells drilled after some engineering problems. The company also kept most of its drilling crew on in working on some previously abandoned wells, without any revenue coming in. This was so when we resumed drilling activities, we would still have a trained crew to which is very hard to find in the oil fields.

COSTS and EXPENSES for 2005 and 2006 are as follows:

	2005	2006	Increase or (Decrease)

Lease operating expenses	$32,211	$10,066	$(22,145)
Cost of developing leases	1,406,778	1,925,991	519,213
General and administrative	374,046	427,338	53,292
Exploration and dry hole costs	—	358,800	358,800
Interest expense	15,861	145,013	129,152

Total Costs and Expenses	$1,828,896	$2,867,208	1,038,012

Lease operating expenses are costs related to generating gas and oil sales. These expenses are for such things as utilities, maintenance, and operating labor for well sites. The decrease in operating costs in 2006 compared to 2005 was because in 2005, the company did a workover (major repair) on the gas well which was producing income in hopes of extending the life of the well.

Cost of developing leases is the costs associated with buying a lease and working over an old well with the hope of either lengthening its life or increasing its production or both or the costs of drilling a new well. In 2005 all of the costs are associated with working over old wells while in 2006 nearly all of the costs are associated with drilling three new wells. Major categories of these expenses are as follows:

	2005	2006	Increase or (Decrease)

Lease purchases	$43,308	$6,705	$(36,603)
Equipment rent	183,508	114,967	(68,541)
Labor	342,183	611,439	269,256
Materials & supplies	203,140	399,368	196,228
Contract work	189,569	404,503	214,934
Repairs to equipment	66,620	29,671	(36,949)
Selling costs	309,173	250,349	(58,824)
Depreciation on equipment	69,277	108,989	39,712

Total Costs and Expenses	$1,406,778	$1,925,991	$519,213

Lease purchases represents the amount of upfront money paid to acquire a lease. In some instances a mineral owner will allow you to obtain a lease only for the future royalties he will receive and in other cases the mineral owner will require an up front lease fee (sometime called a lease bonus) as well as future royalties based on production. The amount of fees paid in 2006 was $36,603 less than that paid in 2005 because we were able to obtain most of our leases without paying the lease bonus.

Equipment rent is the amount spent for renting equipment to do tasks that we do not own equipment for or for which our equipment is not available to do. We spent $68,541 more renting equipment in 2005 than in 2006. In late 2005 and early 2006 we increased the amount of equipment we owned reducing the amount of equipment we were required to rent.

Labor is the amount spent for labor of people who worked for the company. It also includes cost associated with the people such as taxes and living expense while working on the projects. It does not include the salaries of the administrative staff. The labor expense increase from $342,183 in 2005 to $611,439 in 2006, an increase of $269,256 was because we added an additional drilling crew in 2006 to operate our new equipment. The reason the total labor was so much higher in relation to sales in 2006 than in 2005 was because when our workload decreased due to lack of funds, we kept our crews working on maintenance, etc. By doing this we will have experienced crews available when we have funds available to resume drilling. Experienced crews are difficult to find in the oil patch in today’s environment.

Materials & supplies is the amount spent on various materials to work on the projects. This can include pipe, pumps, tanks, chemicals, pumping units, water, drilling fluids and various other materials used to drill or re-work a well. The amount spent for these type of items increased $196,228 from the $203,140 spent in 2005. In 2005 the company did mostly workover jobs while in 2006 the company drilled mostly new wells. When drilling a new well, you have the cost of casing, tubing, above ground equipment, drilling fluids and other items which are many times already present when doing a workover job.

Contract work is the amount spent on outside contractors to do work which we are not set up to do or do not have the manpower or equipment to accomplish. This cost increased from $189,569 in 2005 to $404,503 in 2006 or an increase of $214,934. These cost increased due to the nature of work being performed in 2006 as compared to 2005. When drilling new wells you additional costs include mud logging, cement crews for casing installation and additional perforating.

Repairs to equipment is the cost of repairing equipment owned by us. This cost decreased from $66,620 in 2005 to $29,671 in 2006 or a decrease of $33,999 from 2005. The major reason for this decrease is because we had some equipment vandalized in 2005 which cot approximately $25,000 for repairs.

Selling costs are the expenses incurred in the selling of working interest in the wells and is made up mostly of commissions. We were advised in the middle of 2006 that we could not pay commissions on the sale of working interest unless the interests were sold by a registered broker dealer. After that time we quit paying commissions and all sales are made only to accredited investors by company officers with no commissions being paid.

Depreciation on equipment is the depreciation taken on the equipment owned by us. It increased by $39,712 in 2006 over 2005 from $69,277 to 108,989. This was because we purchased and put in service a new drilling rig and the equipment that goes with it in early 2006.

General, Selling and Administrative Expenses

General, selling and administrative expenses of $389,907 in FY 2005 were $194,907 (100%) higher than general, selling and administrative expenses of $195,023 in FY 2004. The increase is attributable to the increase in activity in 2005 over 2004 and gearing up for additional activity in 2006.

GENERAL AND ADMINISTRATIVE expense for 2005 and 2006 are as follows.
	2005	2006	Increase or (Decrease)

Consulting	$43,528	$59,884	$16,356
Auto	40,445	38,337	(2,108)
Payroll	121,427	96,436	(24,991)
Office	98,257	81,124	(17,133)
Professional fees	37,003	129,683	92,680
Travel	17,748	17,074	(674)
Depreciation	15,638	4,800	(10,838)

Total General and Administrative	$374,046	$427,338	$53,292

Consulting expenses are for hiring people to locate properties, advise on the likelihood of properties having oil and other miscellaneous outside consultants. We spent more money on looking for new locations in 2006 than in 2005.

Auto expense is the expense related to the operation of autos and trucks and also includes any leased autos and mileage paid to employees for the operation of their personal vehicles.

Payroll decreased from $121,427 in 2005 to $96,436 in 2006, a decrease of $(24,991). This was because we started charging some employee salaries directly to jobs in 2006 where it could be identified.

Office expenses decreased from $98,257 in 2005 to $81,124 in 2006, a decrease of ($17,133). These expenses include supplies, insurance, computer maintenance, recording fees, software maintenance and most other G & A items not classified elsewhere.

Professional fees increased $92,680 to $129,683 in 2006 from $37,003. The increase was mainly attributable to legal fees and audit fees related to our 10-SB filing in 2006 and additional legal and accounting fees for the SEC reporting requirements after the 10-SB was accepted.

Travel expenses for travel to review activities at the sites and entertainment for customers and working interest partners.

Depreciation is on office furniture and fixtures, computers and company vehicles. The reduction in 2006 as compared to 2005 is because in 2006 we started charging the depreciation on field trucks to cost of operations.

EXPLORATION AND DRY HOLE COSTS are the percent of drilling costs for wells which were retained by the company. As of year-end, no commercial production had been attained on the wells so we wrote off these costs as dry holes. The company is still spending minimal amounts on the advice of engineers and may or may not get production from two of the wells.

INTEREST EXPENSE increased from $15,861 in 2005 to $145,013 in 2006 or an increase of $129,152. This is because we took out a short-term note of $100,000 (increased in early 2006 to $200,000) for an equipment purchase in late 2005 at an interest rate of 4% per month (48% annual). We were in a cash crunch when the note was due and at times were required to pay as much as 25% interest per month (300% annual) to extend the note. We retired this note on July 7, 2006 and have obtained financing to replace this note at an annual rate of 12% interest.

Net Income (Loss)

We suffered a net loss of $949,314 in FY 2006 and a net loss of $127,003 in FY 2005. The increase in net loss is attributable primarily to a gross profit loss of $18,163 in FY 2006 compared to gross profit of $262,904 in FY 2005. We also had an increase in general and administrative expenses of $53,292, exploration and dry hole costs of 358,800 and an increase in interest expense of $129,152. All of this amounted to our loss being $822,311 greater in 2006 than in 2005.

We financed our FY 2006 loss of $949,314 primarily through an increase of $185,173 in current liabilities, an increase in notes payable of $382,503, issuances of $345,097 worth of common stock for cash and services and cash contributions from shareholders of $63,000. The cash contribution from shareholders is treated as additional paid-in capital and has no payback requirement. A portion of these funds was used to purchase new equipment and leases of $337,819.

Liquidity and Sources of Liquidity

We do not have capital sufficient to meet our cash needs during the next twelve months, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934. We will have to seek loans, equity placements, and sell off working interests in projects we acquire to cover such costs. While we have been successful in such activities in the past, there can be no assurance that we will be able to continue to obtain additional funds, which may impact our ability to continue as a going concern. The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should we be unable to continue operations as a going concern.

No commitments to provide additional funds have been made by management or other stockholders. Accordingly there can be no assurance that any additional funds will be available to the company to allow it to acquire and develop additional properties or cover its expenses as they may be incurred.

Should our cash assets prove to be inadequate to meet our operational needs, we might seek to compensate providers of services by issuances of stock in lieu of cash.

NOTES PAYABLE at December 31, 2006 are as follows:
12 % Note payable to an individual, due July 1, 2008	$365,000

9.25% Note payable to a bank, due September 29, 2008 secured by a truck, payable $1,000 quarterly plus interest	6,568

7.9% Note payable to an equipment manufacturer, payable in monthly installment of $378 including interest through December 26, 2008	9,087

9.2% Note payable to an equipment manufacturer, payable in monthly installments of $257 including interest through April 6, 2008	5,986

8.0% Note payable to an equipment manufacturer, payable in monthly installments of $379 including interest through December 31, 2011	$18,864

$405,505

Off-Balance Sheet Arrangements

Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

•	an obligation under a guarantee contract,
•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,
•	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or
•
any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Long-Term Debt Obligations	405,505	13,842	387,300	4,363	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on Our Balance Sheet Under GAAP	0	0	0	0	0

Total	405,505	13,842	387,300	4,363	0

Results of Operations - Second Quarter of 2007 Compared to Second Quarter of 2006 and First Six Months of 2007 Compared to First Six Months of 2006

The following table sets forth, as a percentage of sales, an analysis of several line-items of our Statement of Operations.

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2007	2006	2007
Revenues	100	100	100	100
Cost of Revenues	76	133	89	139
Gross Margin	24	(33)	11	(39)
General, Selling and
Administrative Expenses	14	30	21	38
Interest	15	4	9	6
Net Income (Loss)	(5)	(67)	(19)	(83)
Results of Operations

Sales

Revenues of $296,647 and $400,776 in the three- and six-month periods ended June 30, 2007 were 45.2% of revenues of $656,106 in the three months ended June 30, 2006 and 32.1% of revenues of $1,247,700 in the six months ended June 30, 2006. The decreases of $359,459 and $846,924 for the three- and six-month periods ended June 30, 2007, respectively, are attributable to a decrease in our drilling activities. The company was drilling three new wells in 2006 and is the final process of completing those wells as funds allow in 2007. In the six months ended June 30, 2007, we used our rig and crew to drill for other companies on a day rate or bid basis. Revenues from this were $249,479 and $264,479 for the three- and six-month periods ended June 30, 2007, respectively.

The sources of revenue for the three- and six-month periods ended June 30, 2006 and 2007 are as follows:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Increase			Increase
	2006	2007	(Decrease)	2006	2007	(Decrease)
Gas sales	3,185	4,167	982	8,216	7,580	(636)
Oil Sales	749	-	(749)	5,419	-	(5,419)
Contract drilling revenue	652,172	-	(652,172)	1,234,065	70,816	(1,163,249)
Drilling for other companie	-	264,480	264,480	-	264,480	264,480
Gain on sale of equipment	-	28,000	28,000	-	57,900	57,900
	656,106	296,647	(359,459)	1,247,700	400,776	(846,924)

Gas and oil sales are primarily from one gas well in which we have a 70% working interest. Sales from this well increased $982 in the three-month period and decreased $636 in the six-month period ended June 30, 2007, respectively, as compared to the 2006 periods. This was due to normal variations in the gas produced from this well. The additional oil revenue in 2006 over 2007 came from the sale of oil from a well which has very little production. Production from that well is inconsistent and quantities do not accumulate in sufficient amounts to have monthly sales.

Contract drilling revenue is the revenue derived from the sale of working interests in the properties which we develop. The company typically buys the mineral rights to a property and then sells off portions of that property in working interest to other buyers. The working interest revenue is used to develop the property. There were no contract drilling revenues for the three months ended June 30, 2007 compared to contract drilling revenues of $652,172 in the same period in 2006. In the 2006 period we sold working interests for the completion of three wells started in the first quarter. Contract drilling revenues for the six months ended June 30, 2007 were $70,816 compared to $1,234,065 for the same period in 2006. The 2007 income was from working interest partners for work on completing wells begun in 2006. In the same period in 2006 we were drilling three new wells with working interest partners and in 2007 we were doing completion work on those wells as money allowed which accounted for the decrease in revenue in the 2007 period.

Drilling for other companies is income from using our rigs to do work-overs and to drill new wells for other companies. We began doing this type of work in the second quarter of 2007 to utilize our equipment and crews while we were attempting to raise money to again drill for our own account.

Gains on sale of equipment in 2007 were from selling some old pump jacks on abandoned wells and from selling a power swivel which was not being utilized.

COSTS and EXPENSES for the three- and six-month periods ended June 30, 2006 and 2007 are as follows.
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Increase			Increase
	2006	2007	(Decrease)	2006	2007	(Decrease)
Lease operating expenses	1,670	1,365	(305)	5,027	6,039	1,012
Cost of developing leases	495,060	40,152	(454,908)	1,099,322	195,359	(903,963)
Cost of drilling for others	-	353,779	353,779	-	353,799	353,799
General and administrative	90,993	86,945	(4,048)	261,744	150,431	(111,313)
Interest	100,516	13,158	(87,358)	119,736	26,432	(93,304)
Total Costs and Expenses	688,239	495,399	(192,840)	1,485,829	732,060	(753,769)

Lease operating expenses are costs related to generating gas and oil sales. These expenses are for such things as utilities, maintenance, and operating labor for well sites. The decrease in expenses of $305 in the three-month period and increase of $1,012 in the six-month period ended June 30, 2007 as compared to the same periods in 2006 are minimal changes and vary with work which might be required on the wells.

Cost of developing leases is the costs associated with buying a lease and working over an old well with the hope of either lengthening its life or increasing its production or both (a re-entry) or drilling a new well. In 2006 the costs were associated with drilling new wells. The cost as a percentage of sales was significantly higher in the three- and six-month periods ended June 30, 2007 than the same periods in 2006. This is because our field overhead remained the same while the revenues decreased significantly. In the three months ended June 30, 2007 we primarily drilled wells for other companies on a contract basis. We had a minimal gross profit on these projects because we drilled the first well on a fixed contract basis and ran into difficult shale causing us to be on the project much longer than we planned. Our overhead costs were higher than expected because we had to replace engines on both of our mud pumps and replace the turntable on our drilling rig. The cost of developing leases for the three months ended June 30, 2007 was for attempting to fracture a zone recommended on our Greeley well. The fracture was unsuccessful because the pressure caused our wellhead to blow off. This is being fixed and we plan to fracture that well again in the third quarter. The expenses for cost of developing leases for the six months ended June 30, 2007 was for going back to wells declared dry on our books and going back to those wells attempting to find other productive zones. Major categories of these expenses are as follows:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Increase			Increase
	2006	2007	(Decrease)	2006	2007	(Decrease)
Equipment rent	25,757	35,019	9,262	49,696	41,019	(8,677)
Labor	171,931	162,739	(9,192)	305,389	238,812	(66,577)
Materials & supplies	124,056	58,668	(65,388)	248,332	70,202	(178,130)
Contract w ork	63,803	29,565	(34,238)	252,419	60,057	(192,362)
Repairs to equipment	1,055	67,046	65,991	3,558	67,174	63,616
Selling costs	96,143	-	(96,143)	196,903	-	(196,903)
Insurance		9,894	9,894	-	9,894	9,894
Depreciation on equipment	12,315	31,000	18,685	43,025	62,000	18,975
Total Cost of Developing
Leases	495,060	393,931	(101,129)	1,099,322	549,158	(550,164)

Equipment rent is the amount spent for renting equipment to do tasks that we do not own equipment for or for which our equipment is not available to do. We had an increase in the three months ended June 30, 2007 because of the need to rent equipment while ours was being repaired. The decrease in the six-month period was because of the reduction in the volume of work that was done.

Labor is the amount spent for labor of people who worked for the company. It also includes costs associated with the people such as taxes and living expense while working on the projects. It does not include the salaries of the administrative staff. The labor expense decreased $9,192 and $66,577 in the three- and six-month periods ended June 30, 2007 as compared to the same periods in 2006 because we did a much lower volume of work.

Materials and supplies is the amount spent on various materials to work on the projects. This can include pipe, pumps, tanks, chemicals, pumping units, water, drilling mud and various other materials used to drill a well. The decrease in the amount spent in the 2007 periods as compared to 2006 is because we were completing wells in 2006 for our own account. In 2007 we were primarily drilling for others and did not have the cost of pipe, pumps, tanks, chemicals and various other items which were provided by the companies we were drilling for.

Contract work is the amount spent on outside contractors to do work which we are not set up to do or do not have the manpower or equipment to accomplish. The costs decreased in 2007 compared to 2006 because in 2006 we were drilling new wells and providing all of the services. In 2007 we were drilling for other companies and these costs - such as mud loggers, cement crews for casing installation and additional perforating - were provided by the company for which we were drilling.

Repairs to equipment is the cost of repairing equipment owned by us. This cost increased significantly in the three and six months ended June 30, 2007 as compared to 2006. We had major breakdowns on both of our mud pumps and had to completely overhaul them, including new engines. We hope these costs are not repeated in future periods.

Selling costs are the expenses incurred in the selling of working interests in the wells and are made up mostly of commissions. The costs decreased in the 2007 periods. The SEC advised us in July 2006 when our Form 10-SB was filed, that we could not pay commissions on any sales that were not through a registered broker-dealer. We no longer make sales through outside parties.

Insurance is the cost of commercial liability insurance required by the companies that we drilled for in the three months ended June 30, 2007. We were not drilling for other companies prior to that time and were not required to carry that type of insurance.

Depreciation on equipment is the depreciation taken on the equipment owned by us. The increase for the three and six months ended June 30, 2007 over the same periods in 2006 is because the company had more equipment in use in 2007.

GENERAL AND ADMINISTRATIVE expense for the three- and six-month periods ended June 30, 2006 and 2007 are as follows.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Increase			Increase
	2006	2007	(Decrease)	2006	2007	(Decrease)
Consulting	5,820	800	(5,020)	41,023	3,450	(37,573)
Auto	8,441	5,256	(3,185)	21,849	17,012	(4,837)
Payroll	24,402	14,710	(9,692)	50,961	32,901	(18,060)
Office	10,169	19,815	9,646	38,554	32,411	(6,143)
Professional fees	27,674	38,373	10,699	84,834	50,560	(34,274)
Project Analysis	6,648	-	(6,648)	6,648	-	(6,648)
Travel	3,237	3,991	754	8,651	6,097	(2,554)
Depreciation	4,602	4,000	(602)	9,224	8,000	(1,224)
Total General & Administrative
Expenses	90,993	86,945	(4,048)	261,744	150,431	(111,313)

Consulting expenses are for hiring people to locate properties, advice on the likelihood of properties having oil and other miscellaneous outside consultants. The company hired some outside consultants in 2006 to do some geological work on some properties it was considering acquiring which increased this expense in 2006 over 2007.

Auto expense is the expense related to the operation of autos and trucks and also includes any leased autos and mileage paid to employees for the operation of their personal vehicles. In 2006 we had a field manager from the home office using his car to oversee our projects. In 2007 that person’s job was eliminated so the expenses for this were lower in both the three and six months ended June 30, 2007 as compared to the same periods in 2006.

Payroll decreased $9,692 and $18,060 in the three and six months respectively ended June 30, 2007 from the same periods in 2006. We reduced our staff by one employee in the 2007 periods as compared to the 2006 periods.

Office expenses include supplies, insurance, computer maintenance, recording fees, software maintenance and most other general and administrative items not classified elsewhere. These expenses increased $9,646 from $10,169 to $19,915 for the three months ended June 30, 2007 and decreased $6,143from $38,554 to $32,411 in the six months ended June 30, 2007. The main reason for the three month increase in 2007 over 2006 was because we had an insurance settlement of $8,400 in 2006 which offset part of our office expenses in that period. For the six-month period the decrease was due mainly to doing a lower volume of business overall.

Professional fees increased $10,699 to $38,373 and decreased $34,274 to $50,560 respectively for the three- and six-month periods ended June 30, 2007. The increase in the three-month period was because we had our annual audit performed in the second quarter in 2007 while it was performed in the first quarter of 2006. The decrease for the six-month period was because our total legal and auditing fees were down in 2007 as compared to 2006 because we were in the process of getting our Form 10-SB filed in the 2006 period.

Travel expenses increased $754 and decreased $2,554, respectively, for the three- and six-month periods ended June 30, 2007 as compared to the same periods in 2006. The decrease in the six months ended June 30, 2007 compared to the same period in 2006 was because we did not have any drilling jobs in process in the first quarter of 2007 which did not require as much travel to drilling sites.

Depreciation is on office furniture and fixtures and computers.

INTEREST EXPENSE decreased from $100,516 for the three months ended June 30, 2006 to $13,158 for the same period in 2007, a decrease of $87,358, and from $119,736 for the six months ended June 30, 2006 to $26,432 for the same period in 2007, a decrease of $93,304. Even though our debt was substantially more in the 2007 periods as compared to the 2006 periods, our interest decreased. In 2006 we had taken out a short-term note on some equipment that was costing us 4% per month (48% annual rate). In July of 2006 we obtained financing for a rate of 12% per annum on that note.

Net Income (Loss)

We suffered a net loss of ($198,752) in the three months ended June 30, 2007 compared to a net loss of ($32,133) in the same period in 2006. The increase of loss in the three-month period is attributable primarily to an decrease in gross profit on leases developed and sold, ($129,451) loss in 2007 compared to a gain of $157,112 in 2006 which was partially offset by a decrease in interest expense of $87,358 and gain on sale of equipment of $28,000. We also had a decrease in general and administrative expenses of $4,048 and an increased gross profit of $538 on oil and gas revenues, all of which created an increase in our loss for the quarter by $166,619 as compared to the same 2006 quarter.

We suffered a net loss of ($331,284) in the six months ended June 30, 2007 compared to a net loss of ($238,129) in the same period in 2006. The increase of loss in the six-month period is attributable primarily to a decrease in gross profit on leases developed and sold, ($213,862) loss in 2007 compared to a gain of $134,743 in 2006 which was partially offset by an decreases in interest expense of $93,304 and general and administrative expenses of $111,313 and a gain on sale of equipment of $57,900. We had a decreased gross profit of ($7,067) on oil and gas revenues, all of which created an increase in our loss for the six months ended June 30, 2007 by $93,155 as compared to the same period in 2006.

We financed our loss of ($331,284) for the six months ended June 30, 2007 primarily through an increase of $227,447 in current liabilities and issuances of $34,250 worth of common stock for cash and services, depreciation of $70,000 and book value of assets sold of $32,000. These funds were also used to increase current assets by $21,345, purchase new equipment of $5,268 and reduce long-term debt by $5,800.

Liquidity and Sources of Liquidity

We do not have capital sufficient to meet our cash needs during the next twelve months, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934. We will have to seek loans, equity placements, and sell off working interests in projects we acquire to cover such costs. While we have been successful in such activities in the past, there can be no assurance that we will be able to continue to obtain additional funds, which may impact our ability to continue as a going concern. The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should we be unable to continue operations as a going concern.

No commitments to provide additional funds have been made by management or other stockholders. Accordingly there can be no assurance that any additional funds will be available to the company to allow it to acquire and develop additional properties or cover its expenses as they may be incurred.

Should our cash assets prove to be inadequate to meet our operational needs, we might seek to compensate providers of services by issuances of stock in lieu of cash.

Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure

During the two most recent fiscal years or any later interim period, our principal independent accountant has not resigned, declined to stand for reelection or been dismissed.